Exhibit 99.1

NEWS RELEASE

ROI Land Investments announces an additional investment in Colorado
Update on global project portfolio

Montreal, Quebec, Canada, May 8, 2017 — ROI Land Investments Ltd. (“ROI” or the “Company”) announces an additional US$1.53 M investment in its Evans project in Colorado, USA. This investment decision stems from a comprehensive review of the company’s project portfolio. The Company also provides an update on the status of each of its ongoing investment projects.

Hill Pond Property Project, Evans, Colorado, USA

In April 2017, ROI invested an additional US$1.53 M in the Evans Colorado Project to bring the total investment to date to US$5.85 M. The forecast for the Hill Pond Property is between 1200 and 1400 units. The Company has secured enough water shares to execute the project, and the appropriate zoning is in place. ROI is currently taking the necessary steps for the development and approval of the engineering infrastructure master plan, the lot entitlements, as well as the construction permit from the Town of Evans.

British Columbia Project, Canada

When the land was acquired, the Western Canada oil and gas industry was flourishing. Prices were high, and major investment projects were announced, including one for the export of liquefied natural gas (LNG). The Company had entered into an agreement with the proponent of this project to construct residential buildings for their staff. Subsequently, market conditions deteriorated, prices fell and projects were postponed. Therefore, ROI has earmarked this land in British Columbia capital reserve for the Company until market conditions are favourable to restart large-scale projects.

Sobha Project, United Arab Emirates

After a careful review of its initial investment in the Sobha Project, ROI has decided not to carry on with the development of this project. The Company has been actively pursuing reaching a definitive agreement with a leading UAE Group specialized in real estate to transfer the ownership of the land, subject to approval from regional regulatory authorities.

Beauport Project, Quebec, Canada

Given the evolution of residential needs in Quebec City, the land acquired in 2014 in the borough of Beauport has a good potential for low-density residential development because of its location and the economic vitality of the metropolitan area. The development of the project is currently at the stage of municipal permits.

"Over the past few months, we have reviewed the ROI Land Investments development and financing strategy as well as the development program for each of our ongoing projects. Based on this analysis, we made the most appropriate decisions for each of the projects in the best interests of the Company and our shareholders. The Canadian market being less predictable, we will focus our efforts in Colorado because the regional economy has experienced sustained growth for several years. In addition, the Evans Project is evolving in accordance with our plan,” says Sami B. Chaouch, Executive Chairman and CEO. "We will also seek new attractive investment opportunities in the US market”.

About ROI Land Investments Ltd.

ROI Land Investments (ROI) participates in the early stages of real estate development. The Company acquires raw land free of zoning restrictions in locations positioned to benefit from unique economic catalysts. ROI also manages the permitting process, oversees the construction of infrastructure and works closely with established developers to bring projects to completion. The Company has projects underway in North America and the UAE.

www.roilandinvestments.com

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SAFE HARBOR AND INFORMATIONAL STATEMENT

This press release may contain forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial conditions or results of operations; (iii): the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.

The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including the risk disclosed in the company’s statements and reports filed with the OTC Markets.

For more information please contact:

ACJ Communication

daniel.granger@acjcommunication.com

+1 514-840-7990

+1 514 232 1556

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